                                                                    Exhibit 21.1

        List of Subsidiaries of Nutraceutical International Corporation

     The following is a list of the corporations that are subsidiaries of Nutraceutical International Corporation. The common stock of all the corporations listed below is wholly owned, directly or indirectly, by the corporation. If indented, the corporation is a wholly-owned subsidiary of the corporation under which it is listed unless otherwise noted.

Name of Corporation                          Jurisdiction of Incorporation
-------------------                          -----------------------------
Nutraceutical International Corporation                Delaware
(f/k/a Nutraceutical Corporation)

     Nutraceutical Corporation                         Delaware
     (f/k/a Nutraceutical Newco, Inc.)

          Action Labs, Inc.                            Delaware

          Au Naturel, Inc.                             Delaware

          Makers of KAL, B.V.                          Netherlands

          Makers of KAL, Inc.                          Delaware

          Monarch Nutritional                          Delaware
          Laboratories, Inc.

          NaturalMax, Inc.                             Delaware

          NutraForce (Canada)                          Canada
          International, Inc.

          Premier One Products, Inc.                   Delaware

          Solaray, Inc.                                Utah

          VegLife, Inc.                                Delaware